Exhibit 99.1

News Release	For Immediate Release

Contact:	Jeff Laudin	October 18, 2017
402-963-1158
Renee Campbell
402-963-1057

Valmont Reports Third Quarter 2017 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and mechanized irrigation equipment and services for agriculture, today reported third quarter 2017 results.

Third Quarter Highlights:

	Third quarter		Year-to-date
	13 Weeks Ended		39 Weeks Ended
Summarized Financial Info.	30-Sep-17	24-Sep-16	30-Sep-17	24-Sep-16

Net sales	$680,779	$610,247	$2,030,989	$1,847,101
Operating income	59,923	53,240	202,715	187,411
Operating income as a % of net sales GAAP	8.8%	8.7%	10.0%	10.1%
Operating income Adjusted*	59,923	58,305	202,715	192,476
Operating income as a % of net sales Adjusted*	8.8%	9.6%	10.0%	10.4%
Net earnings - GAAP	35,208	28,173	119,851	103,168
Net earnings - Adjusted *	35,603	33,488	120,246	109,518

Diluted EPS - GAAP net earnings	$1.55	$1.24	$5.28	$4.54
Average Shares Outstanding - Diluted	22,751	22,659	22,717	22,741

Diluted EPS - Adjusted net earnings *	$1.56	$1.48	$5.29	$4.82

Average Shares Outstanding - Diluted	22,751	22,659	22,717	22,741

* Please see Reg. G reconciliation table on last page.

•                  Revenues increased 12% to $680.8 million, with increases in every segment except Energy & Mining

•                  Operating income as a percent of sales was 8.8%

•                  North American hurricanes negatively impacted third quarter earnings by an estimated 10 cents per diluted share

•                  Diluted EPS increased 25% to $1.55, adjusted diluted EPS increased 5.4% to $1.56

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Valmont Industries, Inc. • One Valmont Plaza • Omaha, Nebraska 68154 U.S.A. •

•                  Annual guidance updated to reflect logistical disruptions caused by hurricanes. Earnings per diluted share for the year expected to be between $6.90-7.04, compared to prior guidance of approximately $7.06

“All segments had sales growth except Energy and Mining, with double digit sales growth in the Utility Support Structures, Irrigation and Coatings segments,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “The impact of hurricanes in North America during the third quarter were disruptive to customers, and affected 10 of our facilities, interrupting production and delivery schedules. We estimate that movements of delivery dates and manufacturing downtime negatively impacted EPS by approximately 10 cents.

“Operating income grew largely due to the sales increase, led by improved profitability in the Utility Support Structures, Irrigation and Coatings Segments. In the Engineered Support Structures and Energy and Mining Segments, operating income was negatively impacted by raw material inflation.

“Excluding the disruptive impact of the two hurricanes, results for the quarter met our expectations.”

Third Quarter Segment Review

Infrastructure-related

Engineered Support Structures (31% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, and highway safety products.

Sales of $221.5 million were 9% higher than last year, mainly due to increased highway safety sales in Australia where road development activity increased.

Lighting sales were lower in North America. We believe customers are awaiting clarity on national infrastructure investment policies before embarking on major project planning. In Europe, lighting sales increased as general market conditions stabilized.

Wireless communication sales increased due to improved structures and components demand in North America. In China, wireless communication sales were comparable with last year as China continues to build out its wireless network infrastructure.

Operating income was $16.2 million or 7.3% of sales compared to $20.3 million, or 10.0% of sales in 2016. The effect of sharply higher steel costs in China, a higher mix of intercompany sales and continued competitive pricing compressed margins.

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Utility Support Structures (25% of Sales)

Steel and concrete structures for the global electric utility industry.

Sales of $179.8 million increased 19% over last year, mostly driven by increased pricing to reflect higher steel costs. Sales were supported by the ongoing expansion of the North American grid to improve its reliability and capacity. Expanding investments in renewable energy contributed to continued firm demand.

Operating income increased to $22.1 million or 12.3% of sales, compared to $16.2 million or 10.8% in 2016. The increase in operating income was primarily due to price recovery and favorable mix.

Coatings Segment (12% of Sales)

Global galvanizing, painting and anodizing services.

Sales of $82.6 million were 18% higher than last year. In North America, increased pricing and stronger internal demand drove higher sales. Asia-Pacific sales rose due to improved volume and pricing as the market recovered.

Despite zinc cost increases, operating income improved to $14.6 million, or 17.6% of sales, compared to $11.7 million, or 16.7% of sales in 2016. The operating income improvement resulted from increased volume, price recovery and operational efficiencies realized from prior restructuring activities.

Energy and Mining Segment (11% of Sales)

Offshore structures, engineered access systems and grinding media.

Sales of $79.8 million were slightly lower than last year.  Higher access system sales partly offset declines in mining consumables and offshore construction.

Operating income at $1.4 million was significantly lower at 1.8% of sales, compared to $3.9 million or 4.8% of sales last year. Most of the reduced profitability resulted from a considerably less favorable steel cost environment in mining consumables.

Australian regulatory approval is pending on the divestiture of the mining consumables business (previously announced on August 24, 2017).

Agriculture-related

Irrigation Segment (21% of Sales)

Agricultural irrigation equipment, parts, services and tubular products.

Sales of $147.4 million rose 15% above last year due to broad based demand in international markets. North American sales were modestly higher.

Operating income was higher at $18.2 million, or 12.3% of sales compared to $15.3 million, or 12.0% of sales in 2016. The increase in operating income was mostly due to higher international irrigation sales. Additionally, improved operational performance more than offset the impact of materials inflation.

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Outlook:

“We are updating our guidance to account for the impact of the two hurricanes. We expect earnings for the year to be in the range of $6.90 to 7.04 per diluted share,” said Mr. Bay.

“We expect higher fourth quarter revenues, led by favorable Utility Support and Engineered Support Structures sales. In Coatings, we expect similar revenues to last year. We expect unfavorable sales and profitability comparisons in the Energy and Mining Segment. In the Irrigation Segment, the beginning of the North American harvest makes an outlook difficult to quantify. However, we do expect continued firmness in international markets.”

An audio discussion of Valmont’s third quarter results will be available live by Telephone by dialing 1-877-493-2981 and entering Conference ID#:52423637or via Webcast at 8:00 a.m. CDT October 19, 2017 at https://engage.vevent.com/rt/valmontindustries_ao~52423637.

A replay is available through the above link or by telephone (855) 859-2056 or (404) 537-3406, Conference ID#:52423637 beginning October 19, 2017 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 26, 2017. The Company’s slide presentation for the call will be simultaneously available on the investor relations tab at www.valmont.com under Investor Relations.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	30-Sep-17	24-Sep-16	30-Sep-17	24-Sep-16
Net sales	$680,779	$610,247	$2,030,989	$1,847,101
Cost of sales	517,185	455,224	1,519,510	1,355,992
Gross profit	163,594	155,023	511,479	491,109
Selling, general and administrative expenses	103,671	101,783	308,764	303,698
Operating income	59,923	53,240	202,715	187,411
Other income (expense)
Interest expense	(11,190)	(11,100)	(33,312)	(33,276)
Interest income	1,311	771	3,205	2,290
Investment gain (loss)	544	1,455	2,935	591
Other	(27)	(577)	(1,251)	(140)
	(9,362)	(9,451)	(28,423)	(30,535)
Earnings before income taxes	50,561	43,789	174,292	156,876
Income tax expense	13,895	14,268	50,343	49,742
Net earnings	36,666	29,521	123,949	107,134
Less: Earnings attributable to non-controlling interests	(1,458)	(1,348)	(4,098)	(3,966)
Net earnings attributable to Valmont Industries, Inc.	$35,208	$28,173	$119,851	$103,168

Average shares outstanding (000’s) - Basic	22,527	22,505	22,505	22,602
Earnings per share - Basic	$1.56	$1.25	$5.33	$4.56

Average shares outstanding (000’s) - Diluted	22,751	22,659	22,717	22,741
Earnings per share - Diluted	$1.55	$1.24	$5.28	$4.54

Cash dividends per share	$0.375	$0.375	$1.125	$1.125

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	30-Sep-17	24-Sep-16	30-Sep-17	24-Sep-16

Net sales
Engineered Support Structures	$221,508	$203,184	$619,647	$584,071
Utility Support Structures	179,760	150,667	538,994	446,432
Energy and Mining	79,755	81,552	234,934	234,693
Coatings	82,593	70,082	235,842	213,961
Infrastructure products	563,616	505,485	1,629,417	1,479,157

Irrigation	147,428	127,809	502,939	438,575
Less: Intersegment sales	(30,265)	(23,047)	(101,367)	(70,631)
Total	$680,779	$610,247	$2,030,989	$1,847,101

Operating Income
Engineered Support Structures	$16,226	$20,323	$45,683	$53,615
Utility Support Structures	22,108	16,195	65,005	48,201
Energy & Mining	1,417	3,941	9,195	9,096
Coatings	14,577	11,696	36,091	37,220
Infrastructure products	54,328	52,155	155,974	148,132

Irrigation	18,235	15,308	83,196	75,216
Adjustment to LIFO method of inventory valuation	(1,626)	(2,066)	(2,839)	(3,192)
Corporate	(11,014)	(12,157)	(33,616)	(32,745)
Total	$59,923	$53,240	$202,715	$187,411

Valmont has aggregated its business segments into five reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, and roadway safety.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Energy and Mining: This segment includes the manufacture of access systems applications, forged steel grinding media, and offshore oil and gas and wind energy structures;

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	30-Sep-17	24-Sep-16
ASSETS
Current assets:
Cash and cash equivalents	$493,490	$349,375
Accounts receivable, net	492,842	455,692
Inventories	403,234	379,625
Prepaid expenses	50,064	69,231
Refundable and deferred income taxes	8,493	20,342
Total current assets	1,448,123	1,274,265
Property, plant and equipment, net	522,424	525,640
Goodwill and other assets	639,624	584,138
	$2,610,171	$2,384,043

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$949	$895
Notes payable to banks	197	853
Accounts payable	216,104	170,888
Accrued expenses	187,732	178,834
Dividend payable	8,478	8,455
Total current liabilities	413,460	359,925
Long-term debt, excluding current installments	754,202	755,584
Other long-term liabilities	289,914	266,233
Shareholders’ equity	1,152,595	1,002,301
	$2,610,171	$2,384,043

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) and dollars in thousands

	Year to Date	Year to Date
	30-Sep-17	24-Sep-16
Cash flows from operating activities
Net Earnings	$123,949	$107,134
Depreciation and Amortization	63,500	61,242
Change in working capital	(47,072)	(31,596)
Other	(5,973)	(9,526)
Net cash flows from operating activities	134,404	127,254

Cash flows from investing activities
Purchase of property, plant, and equipment	(39,898)	(42,233)
Acquisitions, net of cash acquired	(5,362)	—
Other	3,236	1,114
Net cash flows from investing activities	(42,024)	(41,119)

Cash flows from financing activities
Principal payments on long-term borrowings	(658)	(1,563)
Purchase of treasury shares	—	(46,581)
Dividends paid	(25,385)	(25,604)
Other	4,072	(8,608)
Net cash flows from financing activities	(21,971)	(82,356)
Effect of exchange rates on cash and cash equivalents	23,133	(3,478)
Net change in cash and cash equivalents	93,542	301
Cash and cash equivalents - beginning of year	399,948	349,074
Cash and cash equivalents - end of period	$493,490	$349,375

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) restructuring costs, (2) deferred income tax expense from a change in U.K. statutory rate, and (3) the non-cash after-tax loss or gain associated with adjusting the fair value of Delta EMD Pty. Ltd (Delta EMD) shares owned to its quoted market price at September 30, 2017, and September 24, 2016, (b) operating income of restructuring costs, and (c) segment operating income of restructuring costs. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Third Quarter Ended Sept. 30, 2017	Diluted earnings per share	Year-to-Date Sept. 30, 2017	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$35,208	$1.55	$119,851	$5.28

Fair market value adjustment, Delta EMD *	395	0.02	395	0.02

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$35,603	$1.56	$120,246	$5.29
Average shares outstanding (000’s) - Diluted		22,751		22,717

	Third Quarter Ended Sept. 24, 2016	Diluted earnings per share	Year-to-Date Sept. 24, 2016	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$28,173	$1.24	$103,168	$4.54

Restructuring expenses	5,065	0.22	5,065	0.22

Fair market value adjustment, Delta EMD *	(65)	—	970	0.04

Total pre-tax adjustments	$33,173	$1.46	$109,203	$4.80

Tax effect of adjustments	(1,545)	(0.07)	(1,545)	(0.07)

Deferred tax expense - Change in U.K. rate	1,860	0.08	1,860	0.08

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$33,488	$1.48	$109,518	$4.82
Average shares outstanding (000’s) - Diluted		22,659		22,741

* The mark-to-market adjustment for Delta EMD shares is not tax deductible.

Operating Income Reconciliation	Third Quarter Ended Sept. 24, 2016	Year-to-Date Sept. 24, 2016

Operating income - as reported	$53,240	$187,411

Restructuring expenses	5,065	5,065

Adjusted Operating Income	58,305	192,476

Net Sales	610,247	1,847,101

Operating Income as a % of Sales	8.7%	10.1%

Adjusted Operating Income as a % of Sales	9.6%	10.4%

END